[FELDMAN FINANCIAL ADVISORS, INC. LETTERHEAD]


December 16, 1999


Board of Directors
American Federal Savings Bank
1400 Prospect Avenue
Helena, Montana  59604-4999

Gentlemen:

We hereby consent to the use of our name and summary of our valuation opinion, as referenced in the Application for Approval of Reorganization (the
"Application") filed by American Federal Savings Bank (the "Bank") with the Office of Thrift Supervision, regarding the estimated aggregate pro forma market value of the Bank in connection with its reorganization from mutual to stock form and simultaneous offering for sale of a minority ownership interest of shares of common stock by Eagle Bancorp (the "Company").

We also consent to reference in the Application the summary of our opinion as to the value of subscription rights granted by the Bank. We further consent to the use of our name and summary opinions as noted above in the Registration Statement and Prospectus filed by the Company with the Securities and Exchange Commission.

Sincerely,

/s/Feldman Financial Advisors, Inc.

FELDMAN FINANCIAL ADVISORS, INC.